EXHIBIT 99.3


                           TROY FINANCIAL CORPORATION
                             Second & State Streets
                              Troy, New York 12180
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Dear Shareholders:

I am pleased to report another excellent quarter of financial performance for Troy Financial Corporation. Operating earnings for the quarter ended December 31, 2001 were $3.1 million, which represents a 27.8 percent increase from the same period last fiscal year. We were able to increase our net interest margin and net interest spread in a very difficult interest rate environment. Asset quality remains strong and the quarterly dividend of $.12 per share represents an increase of 20 percent from the previous quarter.

The dividend increase we announced this quarter was the fifth increase since Troy Financial began paying dividends in November 1999.

I also want to report to you that today we filed a response to TrustCo's (TrustCo Bank Corp, NY) application to the Federal Reserve Bank of New York to acquire up to 9.9 percent of Troy Financial Corporation's outstanding shares.

In our filing with the Federal Reserve, we oppose TrustCo's application. We raise serious questions about its intent and conduct. When questioned about the application, a TrustCo spokesperson was quoted in the press as saying "We're passive investors, and the filing speaks for itself." What TrustCo did not tell you, or for that matter include in the application to the Federal Reserve, is that TrustCo made an unsolicited stock merger proposal to Troy. After careful evaluation, your Board of Directors unanimously rejected this vague and highly conditional proposal. With the assistance of our legal and financial advisors, the Board determined that a strategic transaction with TrustCo was not in the best interests of Troy's shareholders, its customers and employees, and the communities which we serve -- the relationships that are the cornerstones of our business success.

We believe strongly in our business approach: a full range of financial products and services, competitive pricing, fast decisions, modern technology, and very, very good service. We believe strongly in our approach to rewarding, motivating and retaining employees. A key component of our success is our active civic participation in the communities where we do business.



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When we went public almost three years ago, we presented a long-term plan for building value for you, our shareholders.

That plan is working.

We are the leading community bank in the Capital Region. Troy Financial Corporation is unique among its peers, and when you look at the annual report that was mailed last week, you'll see the progress in growth and profitability.

One important measure of our progress since we became a public company is the total return to shareholders on our stock of 220 percent through September 30, 2001. That compares to 83 percent for the S&P 500 and 119 percent for the Nasdaq Bank Index.

As always, we are focused on what we do best. Taking deposits. Selling investment products. Making loans. Investing in new businesses. Talking to customers. Supporting our community. Helping good things to happen all around our neighborhood. Creating shareholder value for you. We think we're good at these things and we continue to try to get better all the time. We don't intend to let anything distract us from these priorities.

On February 14th at our annual meeting, we'll discuss our strategic direction and our ongoing efforts to build value for our shareholders.

We're enormously proud of Troy's record and we hope you are too. Most especially, we want you to know that our highest priorities will always be our shareholders and the friendly and productive relationships with all the people and places and organizations that count on us.

Please call me at (518) 270-3312 if you have any questions or require additional information.

Sincerely,

/s/ Daniel J. Hogarty, Jr.
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Daniel J. Hogarty, Jr.
Chairman, President & Chief Executive Officer